Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-69726 and 333-147882) of Dell Inc. of our report dated June 30, 2008 relating to the financial statements of the Dell Inc. 401(k) Plan, which appears in this Form 11-K.
PricewaterhouseCoopers LLP
Dallas, Texas
June 30, 2008